Exhibit 21.1

AIR T, INC.

LIST OF SUBSIDIARIES

Mountain Air Cargo, Inc., a North Carolina corporation

CSA Air, Inc., a North Carolina corporation

MAC Aviation Services, LLC, a North Carolina limited liability company

Global Ground Support, LLC, a North Carolina limited liability company

Global Aviation Services, LLC, a North Carolina limited liability company

Space Age Insurance Company, a Utah corporation

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